Suite 200 1800 West Pasewalk Avenue Norfolk, NE 68701 (402) 371-2520 (402) 371-4229 Fax www.condorhospitality.com

For Immediate Release

Condor Hospitality Trust Reports 2016 First Quarter Results

$30.0 Million Capital Raise | 4 Non-Core Hotels Sold

Norfolk, Nebraska, May 10, 2016 – Condor Hospitality Trust, Inc. (NASDAQ: CDOR) (the “Company”) today announced results for the first quarter ended March 31, 2016.

“The first quarter of 2016 was an inflection point for Condor as the $30.0 million investment by StepStone enabled the Company to greatly advance its goal of improving the quality of and simplifying the structure of its balance sheet,” said Bill Blackham, Condor’s Chief Executive Officer.  “Our near term focus is to complete the strategic repositioning of the portfolio through continued disposition of legacy assets to recycle the net proceeds in a highly disciplined manner into high-quality, premium branded select service hotels.”

2016 First Quarter Highlights

The Company continues to make significant progress on its strategic repositioning.  In the first quarter of 2016, the Company successfully closed on a $30.0 million capital raise.  Additionally, the Company continued to dispose of legacy assets at attractive valuations, successfully closing on four legacy dispositions in the first quarter.  Both of these important accomplishments are further detailed below.

Capital Raise:  On March 16, 2016, Condor announced that it had raised $30.0 million in a private placement transaction with an affiliate of the StepStone Group. The investment, structured as a new Series D Preferred Stock, includes a 6.25% coupon, payable quarterly, and may be converted under certain circumstances into shares of the Company’s common stock at a conversion price of $1.60 per share.  Subsequent to the close of the first quarter, the Company used a portion of the proceeds from the $30.0 million Series D raise to redeem for cash all outstanding Series A and Series B Preferred Stock, including all unpaid accrued dividends.  Excess proceeds will be utilized by the Company to accelerate the strategic repositioning of its portfolio to high-quality select service, limited service, extended stay, and compact full service hotels.  This investment capacity is in addition to the proceeds expected to be recycled from the planned disposition of legacy assets in 2016.  Simultaneous with StepStone’s Series D investment, the Company’s outstanding Series C Preferred Stock, all of which was held by Real Estate Strategies L.P. (RES), was also exchanged for the newly created Series D Preferred Stock, resulting in one class of preferred stock for which the Company can require conversion entirely into common stock upon the occurrence of defined capital events.

Dispositions: In the first quarter of 2016, the Company continued to successfully dispose of legacy assets at attractive valuations.  On January 8, 2016, the Company announced the sale of three legacy assets for gross proceeds of $7.0 million.  On April 7, 2016, the Company announced the sale of an additional legacy asset with gross proceeds of $2.4 million.  The Company expects to market up to 27 legacy hotels in 2016, including the four closed dispositions aforementioned.  At a minimum, the Company anticipates disposing of 20 legacy hotels in 2016 and plans to utilize the net proceeds to continue to strategically reposition the portfolio.

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                                 2016 | First Quarter Earnings Release

Summary Financial Results

RevPAR:  For the first quarter, revenue per available room (RevPAR) for the 22 same-store hotels not considered held for sale at March 31, 2016, declined 5.3 percent to $40.89.  The decrease was attributed to an 11.5 percent reduction in occupancy to 53.5 percent, partially offset by a 7.0 percent increase in average daily rate (ADR) to $76.43.  The decrease in occupancy was the result of market challenges facing the legacy hotels as a result of declines in oil and gas, rail, and fracking industries. Occupancy was also negatively impacted by a decrease in construction projects from 2015 where the rate of these projects was higher than typical. Despite these occupancy challenges, in the latter half of 2015 and in 2016, the Company has focused on increasing ADR in light of an improving economy and increasing leisure and transient travel.

Revenue:  Condor’s first quarter 2016 revenue from continuing operations was $12.2 million compared to $12.3 million in the same 2015 period.  Revenue from newly acquired properties in the three months ended March 31, 2016 totaled $3.2 million, which was partially offset by a decrease in revenue from held for sale and sold properties included in continuing operations of $3.1 million.

Net Earnings: First quarter net earnings attributable to common shareholders was $(10.4) million, or $(2.11) per basic and diluted share compared to $2.3 million, or $0.48 per basic and $(0.09) per diluted share for the same 2015 period.

These results include dividends declared and undeclared and in kind distributions to preferred shareholders of $17.7 million for the three months ended March 31, 2016, which increased considerably over $0.9 million in the same period in 2015 as a result of the first quarter 2016 preferred stock transactions.

Funds From Operations (FFO):  Funds from operations for the three months ended March 31, 2016 increased to $5.8 million as compared to $4.7 million for the same period prior year. The increase in FFO was primarily driven by an increase in net earnings from $3.5 million for the first three months ended March 31, 2015 to $7.7 million for the same period 2016.

Capital Reinvestment:  The Company invested $0.7 million in capital improvements throughout the portfolio in the first quarter 2016 to upgrade its properties and maintain brand standards.

Balance Sheet:  The Company had cash and cash equivalents and available revolver of $16.3 million and $2.6 million, respectively, at March 31, 2016.  As of March 31, 2016, the Company had total outstanding long-term debt of $81.5 million, with $67.5 million associated with assets held for use with a weighted average maturity of 2.7 years and a weighted average interest rate of 5.15%.

Dividends:  On April 15, 2016, the Company completed the cash redemption of all of its outstanding shares of 8% Series A Cumulative Preferred Stock (NASDAQ: CDORP; CUSIP No. 20676Y205) and 10% Series B Cumulative Preferred Stock (NASDAQ: CDORO; CUSIP No. 20676Y304), including all accrued and unpaid dividends. The aggregate redemption price was approximately $20.1 million, an amount that was funded using proceeds from the Company’s previously announced $30.0 million private placement transaction with StepStone Real Estate, an affiliate of the StepStone Group.

On March 16, 2016, the Company entered into an Exchange Agreement with RES and IRSA Inversiones y Representaciones Sociedad Anónima pursuant to which all 3,000,000 outstanding shares of Series C Preferred Stock were exchanged for 3,000,000 shares of Series D Preferred Stock. Pursuant to the Exchange Agreement, in lieu of payment of accrued and unpaid dividends in the amount of $4.9 million on the Series C Preferred Stock, Condor (a) paid to RES an amount of cash equal to $1.5 million (b) issued to RES 245,156 shares of Series D Preferred Stock (such that RES, IRSA and their affiliates do not beneficially own in excess of 49% of the voting stock of Condor) and (c) issued to RES a promissory note, bearing interest at 6.25% per annum, in the principal amount of $1.0 million and convertible into a number of shares of Series D Preferred Stock that would have otherwise been issued on account of the remaining accrued and unpaid dividends but for the foregoing 49% limitation (the “Note”).

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                                 2016 | First Quarter Earnings Release

Following the execution of the Stock Purchase Agreement and Exchange Agreement on March 16, 2016, there were 6,245,156 shares of Series D Preferred Stock outstanding.  The Series D Preferred stockholders receive cumulative cash dividends at a rate of 6.25% per annum, payable quarterly. The Series D Preferred Stock is convertible, at the option of the holder, at any time into common stock at a rate of $1.60 per share of common stock, which is equal to a rate of 6.25 shares of common stock for each share of Series D Preferred Stock. No dividend has been declared to-date for the Series D Preferred Stock. The Company’s Board of Directors will announce distributions following the next Board of Director’s meeting.

Outlook

“Over the past year, we have significantly improved the capitalization and liquidity position of Condor,” said Jonathan Gantt, Condor’s Chief Financial Officer. “We believe these improvements, combined with the capital recycling initiative, position the company to pursue increasing shareholder value.”

About Condor Hospitality Trust, Inc.
Condor Hospitality Trust, Inc. (NASDAQ: CDOR) is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium branded, select service, extended stay, and limited service hotels.  The Company currently owns 37 hotels in 17 states.  Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Marriott, InterContinental Hotels Group, Choice and Wyndham.  For more information or to make a hotel reservation, visit www.condorhospitality.com.

Contact:
Krista Arkfeld, Director of Corporate Communications
karkfeld@trustcondor.com
402-371-2520

Forward Looking Statement
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                               2016 | First Quarter Earnings Release

SELECTED FINANCIAL DATA:

Condor Hospitality Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
 (Unaudited - In thousands, except share and per share data)

	As of
	March 31,	December 31,
	2016	2015

Assets
Investment in hotel properties, net	$105,645	$106,312
Cash and cash equivalents	16,270	4,870
Restricted cash, property escrows	2,940	3,776
Restricted cash, Series A and B Preferred redemption escrow	20,147	-
Accounts receivable, net of allowance for doubtful accounts of $8 and $10	1,326	1,169
Prepaid expenses and other assets	2,117	1,832
Investment in hotel properties held for sale, net	18,677	24,387
Total Assets	$167,122	$142,346

Liabilities and Equity

Liabilities
Accounts payable, accrued expenses, and other liabilities	$6,940	$5,419
Derivative liabilities, at fair value	214	8,759
Convertible debt, at fair value	1,399	-
Long-term debt, net of deferred financing costs	66,446	67,503
Long-term debt related to hotel properties held for sale, net of deferred financing costs	13,746	18,508
Mandatorily redeemable preferred stock, at redemption value:
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding	9,675	-
10% Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding	10,391	-
Total Liabilities	108,811	100,189

Redeemable preferred stock:
10% Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $10,182 at December 31, 2015	-	7,662

Equity
Shareholders' equity
Preferred stock, 40,000,000 shares authorized:
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $9,485 at December 31, 2015	-	8
6.25% Series C, 3,000,000 shares authorized, $.01 par value, 3,000,000 shares outstanding, liquidation preference of $34,492 at December 31, 2015	-	30
6.25% Series D, 6,700,000 shares authorized, $.01 par value, 6,245,156 shares outstanding, liquidation preference of $62,612 at March 31, 2016	61,449	-
Common stock, $.01 par value, 200,000,000 shares authorized; 4,941,878 shares outstanding	49	49
Additional paid-in capital	118,507	138,387
Accumulated deficit	(124,004)	(105,858)
Total Shareholders' Equity	56,001	32,616
Noncontrolling interest in consolidated partnership, redemption value of $1,838 and $1,197	2,310	1,879
Total Equity	58,311	34,495

Total Liabilities and Equity	$167,122	$142,346

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                               2016 | First Quarter Earnings Release

Condor Hospitality Trust, Inc.
Consolidated Statements of Operations
 (Unaudited - In thousands, except per share data)

	Three months ended March 31,
	2016	2015
Revenue
Room rentals and other hotel services	$12,176	$12,346
Operating Expenses
Hotel and property operations	9,407	9,988
Depreciation and amortization	1,409	1,480
General and administrative	1,448	1,385
Acquisition and terminated transactions	94	-
Total operating expenses	12,358	12,853
Operating loss	(182)	(507)
Net gain on disposition of assets	3,368	13
Net gain on derivatives and convertible debt	6,117	4,823
Other income (expense)	(21)	95
Interest expense	(1,308)	(1,527)
Loss on debt extinguishment	(173)	(7)
Impairment loss	(793)	(777)
Earnings from continuing operations before income taxes	7,008	2,113
Income tax expense	-	-
Earnings from continuing operations	7,008	2,113
Gain from discontinued operations, net of tax	679	1,337
Net earnings	7,687	3,450
Earnings attributable to noncontrolling interest	(389)	(281)
Net earnings attributable to controlling interests	7,298	3,169
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(17,740)	(891)
Net earnings (loss) attributable to common shareholders	$(10,442)	$2,278

Earnings per Share
Continuing operations - Basic	$(2.24)	$0.23
Discontinued operations - Basic	0.13	0.25
Total - Basic Earnings per Share	$(2.11)	$0.48

Continuing operations - Diluted	$(2.24)	$(0.14)
Discontinued operations - Diluted	0.13	0.05
Total - Diluted Earnings per Share	$(2.11)	$(0.09)

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                        2016 | First Quarter Earnings Release

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Non-GAAP financial measures are measures of our historical financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We report Funds from Operations (“FFO”), Adjusted FFO (“AFFO”), Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, and Property Operating Income (“POI”) as non-GAAP measures that we believe are useful to investors as key measures of our operating results and which management uses to facilitate a periodic evaluation of our operating results relative to those of our peers.  Our non-GAAP measures should not be considered as an alternative to U.S. GAAP net earnings or operating income (loss) as an indication of financial performance or to U.S. GAAP cash flows from operating activities as a measure of liquidity.  Additionally, these measures are not indicative of funds available to fund cash needs or our ability to make cash distributions as they have not been adjusted to consider cash requirements for capital expenditures, property acquisitions, debt service obligations, or other commitments.

FFO and AFFO

The following table reconciles net earnings to FFO and AFFO for the three months ended March 31 (in thousands.)  All amounts presented include both continuing and discontinued operations.

	Three months ended
	March 31,
Reconciliation of Net earnings to FFO and AFFO	2016	2015
Net earnings	$7,687	$3,450
Depreciation and amortization expense	1,409	1,480
Net gain on disposition of assets	(4,048)	(950)
Impairment loss	793	732
FFO	5,841	4,712
Earnings attributable to noncontrolling interests	(389)	(281)
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(17,740)	(891)
FFO attributable to common shareholders	(12,288)	3,540
Net gain on derivatives and convertible debt	(6,117)	(4,823)
Acquisition and terminated transactions expense	94	-
AFFO attributable to common shareholders	$(18,311)	$(1,283)

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net earnings computed in accordance with GAAP, excluding gains or losses from sales of real estate assets, impairment, and the depreciation and amortization of real estate assets.  FFO is calculated both for the Company in total and as FFO attributable to common shareholders, which is FFO excluding earnings attributable to noncontrolling interests and preferred stock dividends.  AFFO is FFO attributable to common shareholders adjusted to exclude items we do not believe are representative of the results from our core operations, such as non-cash gains or losses on derivative liabilities and convertible debt and cash charges for acquisition costs. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                                2016 | First Quarter Earnings Release

EBITDA and Adjusted EBITDA

The following table reconciles net earnings to EBITDA and Adjusted EBITDA for the three months ended March 31 (in thousands). All amounts presented include both continuing and discontinued operations.

	Three months ended
	March 31,
Reconciliation of Net earnings to EBITDA and Adjusted EBITDA	2016	2015
Net earnings	$7,687	$3,450
Interest expense	1,333	1,672
Loss on debt extinguishment	173	7
Income tax expense	-	-
Depreciation and amortization expense	1,409	1,480
EBITDA	10,602	6,609
Net gain on disposition of assets	(4,048)	(950)
Impairment loss	793	732
Net gain on derivatives and convertible debt	(6,117)	(4,823)
Acquisition and terminated transactions expense	94	-
Adjusted EBITDA	$1,324	$1,568

We calculate EBITDA and Adjusted EBITDA by adding back to net earnings certain non-operating expenses and certain non-cash charges which are based on historical cost accounting which we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods. In calculating EBITDA, we add back to net earnings interest expense, loss on debt extinguishment, income tax expense, and depreciation and amortization expense.  In calculating Adjusted EBITDA, we adjust EBITDA to add back net gain on disposition of assets, and acquisition and terminated transactions expense, which are cash charges.  We also add back impairment and gain or loss on derivatives and convertible debt, which are non-cash charges.  Our current calculation of EBITDA varies from that presented in previous filings as EBITDA was historically calculated based on net earnings attributable to common shareholders with preferred dividends and noncontrolling interest added back only to Adjusted EBITDA.  EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

We believe that EBITDA and Adjusted EBITDA to be useful additional measures of our operating performance, excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization expense), and other items we do not believe are representative of the results from our core operations.

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                         2016 | First Quarter Earnings Release

Property Operating Income

The following table reconciles operating income (loss) to POI for the three months ended March 31 (in thousands). All amounts presented include only continuing operations unless otherwise noted.

	Three months ended
	March 31,
Reconciliation of Operating loss to POI	2016	2015
Operating loss	$(182)	$(507)
Depreciation and amortization expense	1,409	1,480
General and administrative expense	1,448	1,385
Acquisition and terminated transactions expense	94	-
Room rentals and property operations revenue, discontinued operations	334	1,752
Hotel and property operating expense, discontinued operations	(310)	(1,252)
POI	$2,793	$2,858

We calculate POI as room rentals and other hotel services revenue less hotel and property operating expenses.  We believe POI is helpful to investors as it better communicates the comparability of our hotels’ operating results for all of the Company’s hotel properties.  POI as presented above includes both continuing and discontinued operations.

Condor Hospitality Trust, Inc.
Operating Statistics

	Three months ended March 31,
	2016			2015
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Same store HFU	53.50%	$76.43	$40.89	60.48%	$71.41	$43.19
Same store HFS	50.39%	53.84	27.13	56.19%	51.46	28.19
Total same store	52.28%	$67.94	$35.52	58.81%	$63.99	$37.63

Acquisitions	76.82%	$112.09	$86.10	-	$-	$-

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Condor Hospitality Trust, Inc.                                                                                                                                                                                                                        2016 | First Quarter Earnings Release

Condor Hospitality Trust, Inc.
Property List | First Quarter Earnings Release Dated May 10, 2016

Current Hotel Portfolio [Excludes Acquisitions as Detailed Below]

Ref	Hotel Name	City	State	Rooms	Acquisition Date	Status1
1	Quality Inn	Princeton	WV	50	1/1/1985	Hold
2	Comfort Inn	Farmville	VA	51	7/1/1985	Hold
3	Quality Inn	Solomons	MD	59	6/1/1986	Hold
4	Key West Inn	Key Largo	FL	40	8/1/1987	Hold
5	Quality Inn	Morgantown	WV	81	10/1/1996	Hold
6	Comfort Inn	Shelby	NC	76	2/1/1989	Hold
7	Comfort Suites	Ft. Wayne	IN	127	11/7/2005	Hold
8	Comfort Suites	Lafayette	IN	62	11/7/2005	Hold
9	Comfort Inn and Suites	Warsaw	IN	71	11/7/2005	Hold
10	Comfort Suites	South Bend	IN	135	11/30/2005	Hold
11	Super 8	Billings	MT	106	1/5/2007	Hold
12	Hilton Garden Inn	Dowell/Solomons	MD	100	5/25/2012	Hold
13	Super 8	Keokuk	IA	61	2/22/1985	HFS
14	Quality Inn	Culpeper	VA	49	5/1/1986	HFS
15	Comfort Inn	New Castle	PA	79	7/1/1987	HFS
16	Super 8	Pittsburg	KS	64	8/14/1987	HFS
17	Super 8	Storm Lake	IA	59	10/11/1990	HFS
18	Comfort Inn	Harlan	KY	61	7/1/1993	HFS
19	Comfort Inn	Chambersburg	PA	63	10/1/1993	HFS
20	Clarion Inn	Cleveland	TN	59	3/1/1998	HFS
21	Savannah Suites	Atlanta	GA	164	11/16/2006	HFS
22	Days Inn	Bossier City	LA	176	4/4/2007	HFS
23	Comfort Inn	Glasgow	KY	60	1/1/2008	HFS
24	Super 8	Coralville	IA	84	12/21/1985	HFS
25	Super 8	Creston	IA	121	9/19/1978	Legacy
26	Super 8	Mount Pleasant	IA	55	8/29/1988	Legacy
27	Comfort Inn	Rocky Mount	VA	61	4/1/1989	Legacy
28	Days Inn	Farmville	VA	59	9/1/1990	Legacy
29	Quality Inn	Danville	KY	63	8/1/1994	Legacy
30	Super 8	Menomonie	WI	81	4/1/1997	Legacy
31	Comfort Suites	Marion	IN	62	11/7/2005	Legacy
32	Supertel Inn/Conference Center	Creston	IA	41	6/30/2006	Legacy
33	Days Inn Airport	Sioux Falls	SD	86	1/1/2008	Legacy
34	Super 8	Burlington	IA	62	12/30/1986	Legacy
	Total			2,628

Acquisitions | For Period January 1, 2015 - March 31, 2016

Ref	Hotel Name	City	State	Rooms	Acquisition Date	Purchase Price (in millions)
35	SpringHill Suites	San Antonio	TX	116	10/1/2015	$17.5
36	Courtyard by Marriott Flagler Center	Jacksonville	FL	120	10/2/2015	$14.0
37	Hotel Indigo	College Park	GA	142	10/2/2015	$11.0
	Total Acquisitions			378		$42.5

Dispositions | For Period January 1, 2015 - March 31, 20162

Ref	Hotel Name	City	State	Rooms	Disposition Date	Gross Proceeds (in millions)
1	Super 8	West Plains	MO	49	1/15/2015	$1.5
2	Super 8	Green Bay	WI	83	1/29/2015	$2.2
3	Super 8	Columbus	GA	74	3/16/2015	$0.9
4	Sleep Inn & Suites	Omaha	NE	90	3/19/2015	$2.9
5	Savannah Suites	Chamblee	GA	120	4/1/2015	$4.4
6	Savannah Suites	Augusta	GA	172	4/1/2015	$3.4
7	Super 8	Batesville	AR	49	4/30/2015	$1.5
8	Days Inn	Ashland	KY	63	7/1/2015	$2.2
9	Comfort Inn	Alexandria	VA	150	7/13/2015	$12.0
10	Days Inn	Alexandria	VA	200	7/13/2015	$6.5
11	Super 8	Manhattan	KS	85	8/28/2015	$3.2
12	Quality Inn	Sheboygan	WI	59	10/6/2015	$2.3
13	Super 8	Hays	KS	76	10/14/2015	$1.9
14	Days Inn	Glasgow	KY	58	10/16/2015	$1.8
15	Super 8	Tomah	WI	65	10/21/2015	$1.4
16	Rodeway Inn	Fayetteville	NC	120	11/3/2015	$2.6
17	Savannah Suites	Savannah	GA	160	12/22/2015	$4.0
	Total FY2015			1,673		$54.7
18	Super 8	Kirksville	MO	61	1/4/2016	$1.5
19	Super 8	Lincoln	NE	133	1/7/2016	$2.8
20	Savannah Suites	Greenville	SC	170	1/8/2016	$2.7
21	Super 8	Portage	WI	61	3/30/2016	$2.4
	Total First Quarter 2016			425		$9.4
22	Super 8	O'Neill	NE	72	4/22/2016	$1.7

	Total Subsequent to First Quarter 2016			72		$1.7

	Total Dispositions			2,170		$65.8

1 | Status indicates the Company's current plan for the asset: Hold indicates the Company plans to hold the asset,
HFS indicates the asset is currently marketed for sale, and legacy indicates that the Company considers the hotel part of its disposition strategy.
2 | One hotel closed subsequent to the close of first quarter-end 2016, as detailed; HFS as of March 31, 2016.

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